HEI Exhibit 10.21

American Savings Bank, F.S.B.
Confidential and proprietary, unauthorized dissemination violates ASB Code of Conduct. © 2024 American Savings Bank, F.S.B

Effective Date:	February 23, 2024
Next Approval Date:	February 2025

EXECUTIVE SEVERANCE BOARD POLICY

General Provisions:

This Executive Severance Board Policy ("Policy") is established to provide guidelines for the payment of benefits to Executives identified in Exhibit A (“Executive”) of American Savings Bank, F.S.B. ("Company") in the event that their employment is involuntarily terminated without Cause or a resignation for Good Reason.

1.Severance For Involuntary Termination: If an Executive’s employment is terminated without Cause, the Executive shall be entitled to the following benefits:

a. In lieu of any further salary payments to the Executive for periods subsequent to the date of termination, the Executive shall receive a lump sum severance payment, less applicable withholdings and deductions, based on the highest annual base salary paid during the three years preceding the Executive’s date of termination multiplied by the factor in Exhibit A; and

b.Continuation of Benefits: Continued participation in the Company's group health, dental, and vision insurance plans for a period of time as set forth in Exhibit A, at the same level and cost to the employee as if the termination had not occurred.

2.Change in Control: In the event of a Change in Control, coupled with a subsequent involuntary termination of employment without Cause or a resignation for Good Reason within two years after the date of the Change in Control, the Executive shall be entitled to all of the benefits identified in Sections 1(a) and 1(b). In addition, the Executive shall be entitled to the immediate acceleration of vesting for outstanding restricted stock and restricted cash awards.

3.Nothing in this Policy should be interpreted to change the at-will employment relationship between the Company and its employees.

4.In the event that Executive has a separate agreement with the Company related to severance payments or change-in-control payments, the terms of said agreement will govern said Executive’s benefits.

Responsibilities:

Policy development, dissemination, implementation, and administration	Director, Human Resources & Organizational Development
Policy approval	American Savings Bank (ASB) Board
Procedure development, dissemination, implementation, and administration	Director, Human Resources & Organizational Development
Procedure approval	EVP, Chief Administrative Officer
Reporting to Management Committee on compliance, status, or other issues relating to this Policy	Director, Human Resources & Organizational Development

Definitions:

Change in Control-
The occurrence of any of the following events:
    - The acquisition of the Company or ASB Hawaii, Inc. by another entity by means of any transaction or series of transactions, unless the Company's or ASB Hawaii, Inc.’s shareholders of record as constituted immediately prior to such transaction or series of transactions continue to hold at least a majority of the outstanding voting securities of the surviving entity immediately after the transaction or series of transactions.
    - The sale of all or substantially all of the Company's or ASB Hawaii, Inc.’s assets.
    - A merger or consolidation in which the Company or ASB Hawaii, Inc. is not the surviving entity, except for a transaction in which the shareholders of the Company or ASB Hawaii, Inc. immediately before the merger or consolidation continue to hold at least a majority of the outstanding voting securities of the surviving entity immediately after the merger or consolidation.

Executive -	Any individual that (i) is directly employed by American Savings Bank, F.S.B. (ii) at the time that their employment is terminated is holding a position identified in Exhibit A, as approved by the Board Nominating and Corporate Governance Committee.

Good Reason -
The occurrence of any of the following events, which continue for at least 21 days after the employee provides written notice of such occurrence to the Company’s Human Resources Department:
    - A material reduction in the employee’s annual base salary, as compared to the employee’s annual base salary immediately prior to the Change in Control, provided, however, that such reduction may not be deemed “Good Reason” if it is in connection with similar percentage reductions imposed on all similarly-situated employees.
        - A material reduction in an employee’s bonus or variable compensation opportunities, as compared to the average bonus, and variable compensation opportunities the employee was earning immediately prior to the Change in Control, provided, however, that such reduction may not be deemed “Good Reason” if it is in connection with similar percentage reductions imposed on all similarly-situated employees.
    - A material reduction in an employee’s Company-provided benefits (including retirement, insurance, and paid time off), as compared to the benefits the employee was receiving immediately prior to the Change in Control, provided, however, that such reduction may not be deemed “Good Reason” if it is in connection with similar percentage reductions imposed on all similarly-situated employees.
    - The Company requiring the employee to be based in an office, branch, or location other than Oahu island, Hawaii.

Termination Without Cause -	A termination of employment based on a reason unrelated to the employee’s skill, performance, conduct, or actions.

This policy was approved by the ASB Board of Directors by Unanimous Written Consent effective February 23, 2024.

Exhibit A

Severance pay and continuation of benefits are based on the following:

	Severance Pay Multiplier	Continuation of Benefits
President & Chief Executive Officer	1.5x	18 months
Chief Administrative Officer	1x	12 months
Chief Financial Officer	1x	12 months
Chief Risk Officer	1x	12 months
Chief Information Officer	1x	12 months
Chief Marketing and Product Officer	0.75x	9 months
Chief Credit Officer	0.75x	9 months
EVP, Consumer Banking	0.75x	9 months
EVP, Commercial Markets	0.75x	9 months